Alan D. Hambelton

+1 206 452 8756

ahambelton@cooley.com

EXHIBIT 5.1

March 16, 2020

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC V9X IJ2

Canada

RE: Tilray, Inc.

Ladies and Gentlemen:

We have acted as counsel to Tilray, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the sale by the Company of (i) 7,250,000 shares (the “Shares”) of Class 2 common stock of the Company, par value $0.0001 per share (the “Common Stock”), (iii) pre-funded warrants (the “Pre-Funded Warrants” ) to purchase up to 11,750,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) and (iii) warrants (together with the Pre-Funded Warrants, the “Warrants,” and the Warrants together with the Shares, the “Securities”) to purchase up to 19,000,000 shares of Common Stock (together with the Pre-Funded Warrant Shares, the “Warrant Shares”) in a public offering pursuant to an Underwriting Agreement dated March 13, 2020 between the Company and the underwriter named therein (the “Agreement”), a Registration Statement (No. 333-233703) on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated March 13, 2020, filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act (together with the Base Prospectus the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, each form of Warrant, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof.

With regard to our opinion regarding the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Cooley LLP    1700 Seventh Avenue    Suite 1900    Seattle, WA    98101-1355

t: (206) 452-8700    f: (206) 452-8800    cooley.com

March 16, 2020

Page Two

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)    Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)    Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. Further, we have assumed the per shares exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable, (ii) the Warrants, when executed and delivered as provided in the Agreement, will be valid and legally binding obligations of the Company, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Cooley LLP    1700 Seventh Avenue    Suite 1900    Seattle, WA    98101-1355

t: (206) 452-8700    f: (206) 452-8800    cooley.com

March 16, 2020

Page Three

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By: /s/ Alan D. Hambelton
Alan D. Hambelton

Cooley LLP    1700 Seventh Avenue    Suite 1900    Seattle, WA    98101-1355

t: (206) 452-8700    f: (206) 452-8800    cooley.com